Exhibit 1.2

Execution Version

Penn National Gaming, Inc.

2.75% Convertible Senior Notes Due 2026

Underwriting Agreement

May 11, 2020

Goldman Sachs & Co. LLC

BofA Securities, Inc.,
     As representatives (the “Representatives” or “you”) of the several Underwriters named in Schedule I hereto,

c/o Goldman Sachs & Co. LLC,

200 West Street,

New York, New York 10282.

c/o BofA Securities, Inc.

One Bryant Park

New York, New York 10036

Ladies and Gentlemen:

Penn National Gaming, Inc., a Pennsylvania corporation (the “Company”), proposes, subject to the terms and conditions stated in this agreement (this “Agreement”), to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) an aggregate of $300,000,000 principal amount of the 2.75% Convertible Senior Notes due 2026, convertible into common stock, par value $0.01 per share (“Stock”) of the Company (the “Firm Securities”) and, at the election of the Underwriters, up to an additional $45,000,000 principal amount (the “Optional Securities”) (the Firm Securities and the Optional Securities which the Underwriters elect to purchase pursuant to Section 2 hereof are herein collectively called the “Securities”). The Securities will be convertible, at the Company’s election, into cash, shares of Stock, or a combination of cash and shares of Stock (any shares of Stock issuable upon conversion of the Securities, including, for the avoidance of doubt, any additional shares deliverable upon conversion in connection with a “make-whole fundamental change” or redemption the “Underlying Securities”). The Securities will be issued pursuant to a base indenture dated as of May 11, 2020, as supplemented by the first supplemental indenture to such base indenture (collectively, the “Indenture”) between the Company and Wells Fargo Bank, N.A., as trustee (the “Trustee”).

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1.            The Company represents and warrants to, and agrees with, each of the Underwriters that:

(a)          An “automatic shelf registration statement” as defined under Rule 405 under the Securities Act of 1933, as amended (the “Act”) on Form S-3 (File No. 333-238149) in respect of the Securities and Underlying Securities has been filed with the Securities and Exchange Commission (the “Commission”) not earlier than three years prior to the date hereof; such registration statement, and any post-effective amendment thereto, became effective on filing; and no stop order suspending the effectiveness of such registration statement or any part thereof has been issued and no proceeding for that purpose has been initiated or, to the knowledge of the Company, threatened by the Commission, and no notice of objection of the Commission to the use of such registration statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Act has been received by the Company (the base prospectus filed as part of such registration statement, in the form in which it has most recently been filed with the Commission on or prior to the date of this Agreement, is hereinafter called the “Basic Prospectus”; any preliminary prospectus (including any preliminary prospectus supplement) relating to the Securities filed with the Commission pursuant to Rule 424(b) under the Act is hereinafter called a “Preliminary Prospectus”; the various parts of such registration statement, including all exhibits thereto but excluding Form T-1 and including any prospectus supplement relating to the Securities that is filed with the Commission and deemed by virtue of Rule 430B to be part of such registration statement, each as amended at the time such part of the registration statement became effective, are hereinafter collectively called the “Registration Statement”; the Basic Prospectus, as amended and supplemented immediately prior to the Applicable Time (as defined in Section 1(c) hereof), is hereinafter called the “Pricing Prospectus”; the form of the final prospectus relating to the Securities filed with the Commission pursuant to Rule 424(b) under the Act in accordance with Section 5(a) hereof is hereinafter called the “Prospectus”; any reference herein to the Basic Prospectus, the Pricing Prospectus, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Act, as of the date of such prospectus; any reference to any amendment or supplement to the Basic Prospectus, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include any post-effective amendment to the Registration Statement, any prospectus supplement relating to the Securities filed with the Commission pursuant to Rule 424(b) under the Act and any documents filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and incorporated therein, in each case after the date of the Basic Prospectus, such Preliminary Prospectus, or the Prospectus, as the case may be; any reference to any amendment to the Registration Statement shall be deemed to refer to and include any annual report of the Company filed pursuant to Section 13(a) or 15(d) of the Exchange Act after the effective date of the Registration Statement that is incorporated by reference in the Registration Statement; any oral or written communication with potential investors undertaken in reliance on Rule 163B under the Act is hereinafter called a “Testing-the-Waters Communication”; and any Testing-the-Waters Communication that is a written communication within the meaning of Rule 405 under the Act is hereinafter called a “Written Testing-the-Waters Communication”; and any “issuer free writing prospectus” as defined in Rule 433 under the Act relating to the Securities is hereinafter called an “Issuer Free Writing Prospectus”);

(b)          (A) No order preventing or suspending the use of any Preliminary Prospectus or any Issuer Free Writing Prospectus has been issued by the Commission, and (B) each Preliminary Prospectus, at the time of filing thereof, conformed in all material respects to the requirements of the Act and the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) and the rules and regulations of the Commission thereunder, and did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with the Underwriter Information (as defined in Section 9(b));

(c)           For the purposes of this Agreement, the “Applicable Time” is 7:00 p.m. (Eastern time) on the date of this Agreement. The Pricing Prospectus, as supplemented by the information listed on Schedule II(c) hereto, taken together (collectively, the "Pricing Disclosure Package"), as of the Applicable Time did not, and as of each Time of Delivery (as defined in Section 4(a) of this Agreement) will not, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each Issuer Free Writing Prospectus and each Written Testing-the-Waters Communication does not conflict with the information contained in the Registration Statement, the Pricing Prospectus or the Prospectus and each Issuer Free Writing Prospectus and each Written Testing-the-Waters Communication, as supplemented by and taken together with the Pricing Disclosure Package as of the Applicable Time, did not, and as of each Time of Delivery will not, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to statements or omissions made in an Issuer Free Writing Prospectus in reliance upon and in conformity with the Underwriter Information;

(d)          The documents incorporated by reference in the Pricing Prospectus and the Prospectus, when they became effective or were filed with the Commission, as the case may be, conformed in all material respects to the requirements of the Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder, and none of such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading; any further documents so filed and incorporated by reference in the Pricing Prospectus and the Prospectus or any further amendment or supplement thereto, when such documents become effective or are filed with the Commission, as the case may be, will conform in all material respects to the requirements of the Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with the Underwriter Information; and no such documents were filed with the Commission since the Commission’s close of business on the business day immediately prior to the date of this Agreement and prior to the execution of this Agreement, except as set forth on Schedule II(c) hereto;

(e)          The Registration Statement conforms, and the Prospectus and any further amendments or supplements to the Registration Statement and the Prospectus will conform, in all material respects to the requirements of the Act and the Trust Indenture Act and the rules and regulations of the Commission thereunder and do not and will not, as of the applicable effective date as to each part of the Registration Statement, as of the applicable filing date as to the Prospectus and any amendment or supplement thereto, and as of each Time of Delivery, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with the Underwriter Information;

(f)            The financial statements of the Company and the related notes thereto included or incorporated by reference in each of the Registration Statement, the Pricing Disclosure Package and the Prospectus present fairly the financial position of the Company and its consolidated subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; and such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby, except as disclosed in such financial statements or in the Registration Statement, the Pricing Disclosure Package and the Prospectus; the selected historical financial data and the Company’s summary historical financial information included or incorporated by reference in each of the Registration Statement, the Pricing Disclosure Package and the Prospectus has been derived from the historical financial records of the Company and its consolidated subsidiaries and presents fairly the information shown thereby. The interactive data in eXtensbile Business Reporting Language included or incorporated by reference in each of Registration Statement, the Pricing Disclosure Package and the Prospectus fairly presents the information called for in all material respects and is prepared in accordance with the Commission’s rules and guidelines applicable thereto;

(g)          Since the date of the most recent financial statements of the Company included or incorporated by reference in each of the Registration Statement, the Pricing Disclosure Package and the Prospectus, (i) there has not been (x) any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock or (y) any material adverse change or any development involving a prospective material adverse change, in or affecting the business, properties, management, condition (financial or otherwise), results of operations or business prospects of the Company and its subsidiaries taken as a whole; (ii) neither the Company nor any of its subsidiaries has entered into any transaction or agreement that is material to the Company and its subsidiaries taken as a whole or incurred any liability or obligation, direct or contingent, that is material to the Company and its subsidiaries taken as a whole; and (iii) neither the Company nor any of its significant subsidiaries has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority, except, in each case as otherwise disclosed in each of the Registration Statement, the Pricing Disclosure Package and the Prospectus;

(h)          The Company and each of its significant subsidiaries have been duly incorporated or formed, as applicable, and are validly existing and in good standing under the laws of their respective jurisdictions of incorporation or formation, as applicable, are duly qualified to do business and are in good standing in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all requisite corporate, limited liability company or limited partnership, as applicable, power and authority necessary to own or lease their respective properties and to conduct the businesses in which they are engaged, except where the failure to be so qualified, in good standing or have such power or authority would not, individually or in the aggregate, have a material adverse effect on the business, properties, management, condition (financial or otherwise), results of operations or business prospects of the Company and its subsidiaries taken as a whole or on the performance by the Company of its obligations under this Agreement (a “Material Adverse Effect”). The subsidiaries listed in Schedule III to this Agreement are the only significant subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X) of the Company;

(i)            The Company had as of March 31, 2020, the capitalization as set forth in each of the Registration Statement, the Pricing Disclosure Package and the Prospectus under the heading “Capitalization” in the column “Actual;” all of the outstanding shares of capital stock or other equity interests of each significant subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and the Underlying Securities have been duly and validly authorized and reserved for issuance and, when issued and delivered in accordance with the provisions of the Securities and the Indenture, will be duly and validly issued, fully paid and non-assessable (to the extent that these concepts apply in the case of non-corporate significant subsidiaries); and the issuance of such Underlying Securities upon conversion will not be subject to the preemptive or other similar rights of any securityholder of the Company; and are owned directly or indirectly by the Company, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party (collectively, “Liens”), except for Liens pursuant to, or not prohibited by, that certain Amended and Restated Credit Agreement, dated as of January 19, 2017, among the Company, the guarantors from time to time party thereto (the “Guarantors”), Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”), Bank of America, N.A., as collateral agent (in such capacity, the “Collateral Agent”), the other agent parties thereto, and the lenders from time to time party thereto (as amended by that certain First Amendment, dated as of February 23, 2018, as modified by that certain Incremental Joinder Agreement No. 1, dated as of October 15, 2019, and as further amended by that certain Second Amendment, dated as of April 14, 2020 (the “Amended and Restated Credit Agreement”);

(j)            The Company has requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(k)           The unissued Securities to be issued and sold by the Company to the Underwriters hereunder have been duly and validly authorized and, when issued and delivered against payment therefor as provided herein, will be duly and validly issued and fully paid and non-assessable and will conform to the description of the Securities contained in the Prospectus;

(l)            This Agreement has been duly authorized, executed and delivered by the Company;

(m)         This Agreement, the Master Lease by and between GLP Capital L.P. and Penn Tenant LLC, dated as of November 1, 2013, as amended from time to time, and the Master Lease by and between Gold Merger Sub, LLC and Pinnacle MLS, LLC, dated as of April 28, 2016, as amended from time to time, conforms in all material respects to the description thereof contained in each of the Registration Statement, the Pricing Disclosure Package and the Prospectus insofar as they purport to present summaries thereof;

(n)          Neither the Company nor any of its significant subsidiaries is (i) in violation of its charter or by-laws (or similar organizational documents), (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its significant subsidiaries is a party or by which the Company or any of its significant subsidiaries is bound or to which any property or asset of the Company or any of its significant subsidiaries is subject or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(o)          The execution, delivery and performance by the Company of the transactions contemplated in this Agreement, all the provisions of the Securities and the Indenture or the Pricing Disclosure Package and the Prospectus, the issuance and sale of the Securities by the Company and the Underlying Securities upon conversion of the Securities and the consummation of the transactions contemplated in this Agreement or the Pricing Disclosure Package and the Prospectus will not (i) conflict with or result in a breach of, a default under (or an event that with notice or passage of time or both would constitute a default under), the violation of the terms or provisions of, or the termination, modification or acceleration of any indenture, mortgage, deed of trust, loan agreement, note, lease, license, franchise agreement, permit, certificate, contract or other agreement or instrument to which the Company or any of its significant subsidiaries is a party or to which any of their respective properties or assets is subject, except for any such conflict, breach, violation, termination, modification, acceleration, default or event that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of the Company or any of its significant subsidiaries, (iii) result in the creation or imposition of any Lien upon any property, right or asset of the Company or any of its significant subsidiaries or (iv) (assuming compliance with all applicable state securities or “Blue Sky” laws and assuming that the Underwriters comply with the agreements in Section 5 hereof) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except for any such conflict, breach, violation, default or Lien that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(p)          No consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required by or with respect to the Company for the execution, delivery and performance by the Company of each of this Agreement and the Securities and the Underlying Securities, the issuance and sale of the Securities by the Company and compliance by the Company with the terms thereof and the consummation of the transactions contemplated by this Agreement, except for such consents, approvals, authorizations, orders and registrations or qualifications (i) as have been obtained, (ii) post-closing notices to certain state regulatory bodies that the transactions contemplated by this Agreement have been consummated, (iii) such approvals, registrations, notices and qualifications as may be required under applicable state securities or “Blue Sky” laws in connection with the purchase and resale of the Securities by the Underwriters, and (iv) filings with, notices to or approvals from the applicable gaming authorities, which have been made or obtained or will be obtained at or prior to the Closing Date;

(q)          Except as described in each of the Registration Statement, the Pricing Disclosure Package and the Prospectus, there are no legal, governmental or regulatory investigations, actions, demands, claims, suits, arbitrations, inquiries or proceedings (“Actions”) pending to which the Company or any of its subsidiaries is or, to the knowledge of the Company, may be, a party that, or to which any property, right or asset of the Company or any of its subsidiaries is or, to the knowledge of the Company, may be, the subject of that, individually or in the aggregate, if determined adversely to the Company or any of its subsidiaries, would reasonably be expected to have a Material Adverse Effect; and to the knowledge of the Company, no such Actions are threatened by any governmental or regulatory authority or by others;

(r)           Deloitte & Touche LLP, which has certified certain financial statements of the Company and its subsidiaries, is an independent registered public accounting firm with respect to the Company and its subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the Securities Act;

(s)           The Company and its significant subsidiaries have good and marketable title in fee simple to, or have valid rights to lease or otherwise use, all items of real and personal property that are material to the respective businesses of the Company and its significant subsidiaries, in each case free and clear of all Liens except those that (i) are described in the Registration Statement, the Pricing Disclosure Package or the Prospectus, (ii) do not materially interfere with the use made and proposed to be made of such property by the Company and its significant subsidiaries or (iii) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(t)            (i) The Company and its significant subsidiaries own or have the right to use all patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, domain names and other source indicators, copyrights and copyrightable works, know-how, trade secrets, systems, procedures, proprietary or confidential information and all other worldwide intellectual property, industrial property and proprietary rights (collectively, “Intellectual Property”) used in the conduct of their respective businesses; (ii) to the knowledge of the Company, the Company and its subsidiaries’ conduct of their respective businesses does not infringe, misappropriate or otherwise violate any Intellectual Property of any person; (iii) the Company and its significant subsidiaries have not received any written notice of any infringement claim relating to Intellectual Property; and (iv) to the knowledge of the Company, the Intellectual Property of the Company and its significant subsidiaries is not being infringed, misappropriated or otherwise violated by any person, except in the case of each of clauses (i)-(iv) where the failure to own or have the right to use such Intellectual Property or such infringement, misappropriation or violation (if the subject of an unfavorable ruling or decision as to the Company or any subsidiary) would not reasonably be expected to have a Material Adverse Effect;

(u)          The Company is not and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in each of the Pricing Disclosure Package and the Prospectus, will not be, an “investment company,” or an entity “controlled” by an “investment company” within the meaning of such terms as defined in the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Investment Company Act”);

(v)           The Company and its significant subsidiaries have (A) paid all federal, state, local and foreign taxes required to be paid by each of them through the date hereof, except with respect to matters contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP, and (B) filed all tax returns required to be filed by each of them through the date hereof, in each case, except where the failure to so pay or file would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and except as otherwise disclosed in each of the Registration Statement, the Pricing Disclosure Package and the Prospectus, there is no tax deficiency that has been asserted against the Company or any of its significant subsidiaries or any of their respective properties or assets which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(w)          Except as described in each of the Registration Statement, the Pricing Disclosure Package and the Prospectus, the Company and its significant subsidiaries possess all licenses, sub-licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in each of the Pricing Prospectus and the Prospectus, except where the failure to possess or make the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and except as described in each of the Registration Statement, the Pricing Disclosure Package and the Prospectus, neither the Company nor any of its significant subsidiaries has received notice of any revocation or modification of any such license, sub-license, certificate, permit or authorization or has any reason to believe that any such license, sub-license, certificate, permit or authorization will not be renewed in the ordinary course, which, in each case, individually or in the aggregate, if the subject of an unfavorable ruling or decision as to the Company or a significant subsidiary, would reasonably be expected to have a Material Adverse Effect;

(x)           Except as described in each of the Registration Statement, the Pricing Disclosure Package and the Prospectus, no labor disturbance by or dispute with employees of the Company or any of its significant subsidiaries exists or, to the knowledge of the Company, is threatened which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(y)           Except as described in each of the Registration Statement, the Pricing Disclosure Package and the Prospectus and except such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and its significant subsidiaries, (x) to the knowledge of the Company after due inquiry, are, and at all prior times were, in compliance with all applicable federal, state, local and foreign laws, rules, regulations, requirements, decisions, judgments, decrees and orders relating to the protection of human health or safety, the environment, natural resources, hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”), (y) to the knowledge of the Company, have received and are in compliance with all permits, licenses, certificates or other authorizations or approvals required of them under applicable Environmental Laws to conduct their respective businesses, and (z) to the knowledge of the Company, have not received notice of any actual or potential liability under or relating to any Environmental Laws, including for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, and have no knowledge of any event or condition that would reasonably be expected to result in any such notice, and (ii) there are no costs or liabilities associated with Environmental Laws of or relating to the Company or its significant subsidiaries; and (iii) to the knowledge of the Company, there are no proceedings that are pending, or that are known to be contemplated, against the Company or any of its significant subsidiaries under any Environmental Laws in which a governmental entity is also a party, other than such proceedings regarding which it is reasonably believed no monetary sanctions of $100,000 or more will be imposed;

(z)           The Company maintains an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that is designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company has carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act;

(aa)        The Company maintains systems of “internal control over financial reporting” (as such term is defined in Rule 13a-15(f) under the Exchange Act) that comply with the requirements of the Exchange Act, and have been designed by, or under the supervision of, its principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company maintains internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (E) interactive data eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Prospectus is prepared in accordance with the Commission’s rules and guidelines applicable thereto. There are no material weaknesses or significant deficiencies in the Company’s internal controls as of or after December 31, 2019;

(bb)        The Company and each of its significant subsidiaries is insured by insurers of recognized financial responsibility (determined as of the date such insurance was obtained) against such losses and risks (other than wind and flood damage) and in such amounts as are prudent and customary in the businesses in which it is engaged, except to the extent that such insurance is not available on commercially reasonable terms;

(cc)        Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or other person acting on behalf of the Company or any of its subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee from corporate funds, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offense under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption law; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful payment or benefit. The Company and its subsidiaries, and to the knowledge of the Company, its controlled affiliates, have instituted, maintain and enforce, and will continue to maintain and enforce, policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws;

(dd)        The operations of the Company and its subsidiaries are and have been conducted during the prior five years in material compliance with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Company or any of its subsidiaries conduct business, and the rules and regulations thereunder and any related guidelines issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened;

(ee)        Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate or other person acting on behalf of the Company or any of its subsidiaries is currently the subject or the target of any sanctions administered or enforced by the U.S. government, (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person,” the United Nations Security Council, the European Union, Her Majesty’s Treasury, the United Nations Security Council, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company, any of its subsidiaries or any of the Guarantors located, organized or resident in a country or territory that is the subject or target of Sanctions, including, without limitation, Cuba, Iran, North Korea, Sudan, Syria and Crimea (each, a “Sanctioned Country”)); and the Company will not directly or indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person, that, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions. For the past five years, the Company and its subsidiaries have not knowingly engaged in, are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country;

(ff)          On and immediately after the Closing Date, the Company (on a consolidated basis with its subsidiaries and after giving effect to the issuance and sale of the Securities and the other transactions related thereto as described in each of the Registration Statement, the Pricing Disclosure Package and the Prospectus) will be Solvent. As used in this paragraph, the term “Solvent” means, with respect to a particular date and entity, that on such date (i) the fair value of the assets of such entity is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such entity, (ii) the present fair salable value of the assets of such entity is not less than the amount that will be required to pay the probable liability of such entity on its debts as they become absolute and matured, (iii) such entity does not intend to, and does not believe that it will, incur debts and liabilities beyond such entity’s ability to pay as such debts and liabilities mature, (iv) such entity is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such entity’s property would constitute an unreasonably small capital and (v) such entity is able to pay its debts as they become due and payable. For purposes of this definition, the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability, without duplication;

(gg)        With the exception of any restrictions or limitations imposed by applicable gaming laws, no subsidiary of the Company is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock or similar ownership interest, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s properties or assets to the Company;

(hh)        None of the Company, its subsidiaries or any agent acting on their behalf has taken or will take any action that would cause this Agreement or the sale of the Securities to violate Regulation T, U or X of the Board of Governors of the Federal Reserve System, in each case as in effect, or as the same may hereafter be in effect, on the Closing Date;

(ii)           Nothing has come to the attention of the Company that has caused the Company to believe that the industry statistical and market-related data included or incorporated by reference in each of the Registration Statement, the Pricing Disclosure Package and the Prospectus is not based on or derived from sources that the Company believes to be reliable and accurate in all material respects;

(jj)           The Company and its officers and directors (in their capacity as such) are in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated in connection therewith that are effective and are currently applicable to the Company and to such officers and directors, respectively;

(kk)        The statements set forth in the Pricing Prospectus and the Prospectus under the caption “Description of Notes,” and “Description of Capital Stock,” insofar as they purport to constitute a summary of the terms of the Securities and Stock (including the Underlying Securities) are accurate, complete and fair in all material respects;

(ll)           The statements set forth in the Pricing Prospectus and the Prospectus under the caption “Material U.S. Federal Income Tax Considerations,” insofar as they purport to summarize certain U.S. federal income tax laws specifically referred to therein, and subject to the qualifications, exceptions, assumptions and limitations described herein and therein, are accurate in all material respects;

(mm)     (A) (i) At the time of filing the Registration Statement, (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), and (iii) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) under the Act) made any offer relating to the Securities in reliance on the exemption of Rule 163 under the Act, the Company was a “well-known seasoned issuer” as defined in Rule 405 under the Act; and (B) at the time of filing the Registration Statement and any post-effective amendment thereto, at the earliest time thereafter that the Company or any offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) under the Act) of the Securities, and at the date hereof, the Company was not and is not an “ineligible issuer,” as defined in Rule 405 under the Act;

(nn)        Since the date of the latest audited financial statements included or incorporated by reference in the Pricing Prospectus, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting;

(oo)        The Company has not taken, directly or indirectly, without giving effect to activities by the Underwriters or as contemplated by this Agreement, any action designed to or that would reasonably be expected to cause or result in any stabilization or manipulation of the price of the Securities;

(pp)        No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in the Registration Statement, the Pricing Disclosure Package or the Prospectus has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith;

(qq)        Except as disclosed in the Pricing Prospectus, neither the Company nor any of its subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Company or any of its subsidiaries or any Underwriter for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Securities;

(rr)          No person has the right to require the Company or any of its subsidiaries to register any securities for sale under the Securities Act by reason of the filing of the Registration Statement with the Commission, the issuance and sale of the Securities, except as such rights have been waived or satisfied;

(ss)        (A) There has been no security breach or incident, unauthorized access or disclosure, or other compromise of or relating to the Company or its subsidiaries information technology and computer systems, networks, hardware, software, data and databases (including the data and information of their respective customers, employees, suppliers, vendors and any third party data maintained, processed or stored by the Company and its subsidiaries, and any such data processed or stored by third parties on behalf of the Company and its subsidiaries), equipment or technology (collectively, “IT Systems and Data”); (B) neither the Company  nor its subsidiaries have been notified of, and each of them have no knowledge of any event or condition that could result in, any security breach or incident, unauthorized access or disclosure or other compromise to their IT Systems and Data in any material respect and (C) the Company  and its subsidiaries have implemented appropriate controls, policies, procedures, and technological safeguards to maintain and protect the integrity, continuous operation, redundancy and security of their IT Systems and Data reasonably consistent with industry standards and practices, or as required by applicable regulatory standards, in the case of each of clauses (A) and (C), except as would not, individually or in the aggregate, have a Material Adverse Effect.  The Company and its subsidiaries are presently in material compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification, except as would not, individually or in the aggregate, have a Material Adverse Effect;

(tt)          The Securities have been duly authorized and, when duly executed, authenticated, issued and delivered as provided in the Indenture and paid for as provided herein, will be duly issued and will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions (as defined below), and will be entitled to the benefits of the Indenture; the Indenture has been duly authorized and duly qualified under the Trust Indenture Act and, when duly executed and delivered in accordance with its terms by the Company and the Trustee, will constitute a valid and legally binding instrument, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether enforcement is considered in a proceeding in equity or at law) and the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions); and the Securities and the Indenture will conform to the descriptions thereof in the Pricing Disclosure Package and the Prospectus.

2.            Subject to the terms and conditions herein set forth, (a) the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at a purchase price of 97.5% of the principal amount thereof, the principal amount of Firm Securities set forth opposite the name of such Underwriter in Schedule I hereto and (b) in the event and to the extent that the Underwriters shall exercise the election to purchase Optional Securities as provided below, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the same purchase price set forth in clause (a) of this Section 2, that portion of the aggregate principal amount of the Optional Securities as to which such election shall have been exercised determined by multiplying such aggregate principal amount of Optional Securities by a fraction, the numerator of which is the maximum aggregate principal amount of Optional Securities which such Underwriter is entitled to purchase as set forth opposite the name of such Underwriter in Schedule I hereto and the denominator of which is the maximum aggregate principal amount of Optional Securities which all of the Underwriters are entitled to purchase hereunder.

The Company hereby grants to the Underwriters the right to purchase at their election up to $45,000,000 aggregate principal amount of Optional Securities, at the same purchase price set forth in clause (a) of the first paragraph of this Section 2, for the sole purpose of covering sales of securities in excess of the aggregate principal amount of Firm Securities. Any such election to purchase Optional Securities may be exercised by only written notice from you to the Company, given within a period of 30 calendar days after the date of this Agreement, setting forth the aggregate principal amount of Optional Securities to be purchased and the date on which such Optional Securities are to be delivered, as determined by you but in no event earlier than the First Time of Delivery (as defined in Section (4) hereof) or, unless you and the Company otherwise agree in writing, earlier than two or later than ten (10) business days after the date of such notice.

3.            Upon the authorization by you of the release of the Firm Securities, the several Underwriters propose to offer the Firm Securities for sale upon the terms and conditions set forth in the Pricing Prospectus and the Prospectus.

4.            (a) The Securities to be purchased by each Underwriter hereunder will be represented by one or more definitive global Securities in book-entry form which will be deposited by or on behalf of the Company with The Depository Trust Company (“DTC”) or its designated custodian. The Company will deliver the Securities to the Representatives, for the account of each Underwriter, against payment by or on behalf of such Underwriter of the purchase price therefor by wire transfer of Federal (same-day) funds to the account specified by the Company to the Representatives at least forty-eight (48) hours in advance, by causing DTC to credit the Securities to the account of Goldman Sachs & Co. LLC at DTC, with any transfer or similar taxes payable in connection with the sale and delivery of the Securities duly paid by the Company. The time and date of such delivery and payment shall be, with respect to the Firm Securities, 9:30 a.m., New York City time, on May 14, 2020 or such other time and date as the Representatives and the Company may agree upon in writing, and, with respect to the Optional Securities, 9:30 a.m., New York time, on the date specified by the Representatives in a written notice given by such Representatives of the Underwriters’ election to purchase such Optional Securities, or such other time and date as the Representatives and the Company may agree upon in writing. Such time and date for delivery of the Firm Securities is herein called the “First Time of Delivery”, such time and date for delivery of the Optional Securities, if not the First Time of Delivery, is herein called the “Second Time of Delivery”, and each such time and date for delivery is herein called a “Time of Delivery”.

(b)          The documents to be delivered at each Time of Delivery by or on behalf of the parties hereto pursuant to Section 8 hereof, including the cross-receipt for the Securities and any additional documents requested by the Underwriters pursuant to Section 8(l) hereof, will be delivered at the offices of Latham & Watkins LLP, 10250 Constellation Blvd., Suite 1100, Los Angeles, California, 90067 (the “Closing Location”), and the Securities will be delivered at the office of DTC or its designated location in accordance with its customary procedures, all at such Time of Delivery. A meeting will be held at the Closing Location at 10:00 a.m., New York City time, on the next New York Business Day preceding such Time of Delivery, at which meeting the final drafts of the documents to be delivered pursuant to the preceding sentence will be available for review by the parties hereto. For the purposes of this Section 4, “New York Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City are generally authorized or obligated by law or executive order to close.

5.            The Company agrees with each of the Underwriters:

(a)          To prepare the Prospectus in a form approved by you and to file such Prospectus pursuant to Rule 424(b) under the Act not later than the Commission's close of business on the second business day following the execution and delivery of this Agreement; to make no further amendment or any supplement to the Registration Statement, the Basic Prospectus or the Prospectus prior to the last Time of Delivery which shall be disapproved by you promptly after reasonable notice thereof; to advise you, promptly after it receives notice thereof, of the time when any amendment to the Registration Statement has been filed or becomes effective or any amendment or supplement to the Prospectus has been filed and to furnish you with copies thereof; to prepare and file the term sheet specified in Schedule II(c) hereto pursuant to Rule 433(d) under the Act within the time required by such Rule; to file promptly all other material required to be filed by the Company with the Commission pursuant to Rule 433(d) under the Act; to file promptly all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Prospectus and for so long as the delivery of a prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Act) is required in connection with the offering or sale of the Securities; to advise you, promptly after it receives notice thereof, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of any Preliminary Prospectus or other prospectus in respect of the Securities, of any notice of objection of the Commission to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Act, of the suspension of the qualification of the Securities or the shares of Stock issuable upon conversion of the Securities for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for the amending or supplementing of the Registration Statement or the Prospectus or for additional information; and, in the event of the issuance of any stop order or of any order preventing or suspending the use of any Preliminary Prospectus or other prospectus or suspending any such qualification, to promptly use its reasonable best efforts to obtain the withdrawal of such order; and in the event of any such issuance of a notice of objection, promptly use its reasonable best efforts to take such steps including, without limitation, amending the Registration Statement or filing a new registration statement, at its own expense, as may be necessary to permit offers and sales of the Securities by the Underwriters (references herein to the Registration Statement shall include any such amendment or new registration statement);

(b)          If required by Rule 430B(h) under the Act, to prepare a form of prospectus in a form approved by you and to file such form of prospectus pursuant to Rule 424(b) under the Act not later than may be required by Rule 424(b) under the Act; and to make no further amendment or supplement to such form of prospectus which shall be disapproved by you promptly after reasonable notice thereof;

(c)          If by the third anniversary (the “Renewal Deadline”) of the initial effective date of the Registration Statement, any of the Securities remain unsold by the Underwriters, the Company will file, if it has not already done so and is eligible to do so, a new automatic shelf registration statement relating to the Securities, in a form reasonably satisfactory to you. If at the Renewal Deadline the Company is no longer eligible to file an automatic shelf registration statement, the Company will, if it has not already done so, file a new shelf registration statement relating to the Securities, in a form reasonably satisfactory to you and will use its reasonable best efforts to cause such registration statement to be declared effective within 180 days after the Renewal Deadline. The Company will take all other action necessary or appropriate to permit the public offering and sale of the Securities to continue as contemplated in the expired registration statement relating to the Securities. References herein to the Registration Statement shall include such new automatic shelf registration statement or such new shelf registration statement, as the case may be;

(d)          Promptly from time to time to take such action as you may reasonably request to qualify the Securities and the Underlying Securities for offering and sale under the securities laws of such jurisdictions as you may reasonably request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Securities, provided that in connection therewith the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction or subject itself to taxation in respect of doing business in any jurisdiction where it is not presently so subject;

(e)           Prior to 10:00 a.m., New York City time, on the New York Business Day next succeeding the date of this Agreement (or such later time as may be agreed to by the Company and the Underwriters) and from time to time, to furnish the Underwriters with written and electronic copies of the Prospectus in New York City in such quantities as you may reasonably request, and, if the delivery of a prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Act) is required at any time prior to the expiration of nine months after the time of issue of the Prospectus in connection with the offering or sale of the Securities and the Underlying Securities and if at such time any event shall have occurred as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Act) is delivered, not misleading, or, if for any other reason it shall be necessary during such same period to amend or supplement the Prospectus or to file under the Exchange Act any document incorporated by reference in the Prospectus in order to comply with the Act, the Exchange Act or the Trust Indenture Act, to notify you and upon your request to file such document and to prepare and furnish without charge to each Underwriter and to any dealer in securities as many written and electronic copies as you may from time to time reasonably request of an amended Prospectus or a supplement to the Prospectus which will correct such statement or omission or effect such compliance; and in case any Underwriter is required to deliver a prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Act) in connection with sales of any of the Securities and the Underlying Securities at any time nine months or more after the time of issue of the Prospectus, upon your request but at the expense of such Underwriter, to prepare and deliver to such Underwriter as many written and electronic copies as you may request of an amended or supplemented Prospectus complying with Section 10(a)(3) of the Act;

(f)           To make generally available to its securityholders as soon as practicable (which may be satisfied by filing with the Commission’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”)), but in any event not later than sixteen (16) months after the effective date of the Registration Statement (as defined in Rule 158(c) under the Act), an earnings statement of the Company and its subsidiaries (which need not be audited) complying with Section 11(a) of the Act and the rules and regulations of the Commission thereunder (including, at the option of the Company, Rule 158);

(g)          During the period beginning from the date hereof and continuing to and including the date 60 days after the date of the Prospectus, not to (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with the Commission a registration statement under the Act relating to, any securities of the Company that are substantially similar to the Securities or the Stock, including but not limited to any options or warrants to purchase shares of Stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, Stock or any such substantially similar securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Stock or any such other securities, whether any such transaction described in clause (i) or (ii) in this paragraph (g) is to be settled by delivery of Stock or such other securities, in cash or otherwise (other than Securities to be sold hereunder, pursuant to equity plans or employment agreements existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this Agreement or under the other underwriting agreement, dated the date hereof between the Company and the Underwriters), without your prior written consent;

(h)          To pay the required Commission filing fees relating to the Securities within the time required by Rule 456(b)(1) under the Act without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) under the Act;

(i)           To use the net proceeds received by it from the sale of the Securities pursuant to this Agreement in the manner specified in the Pricing Prospectus under the caption “Use of Proceeds”;

(j)            To reserve and keep available at all times, free of preemptive rights, shares of Stock for the purpose of enabling the Company to satisfy any obligation to issue shares of its Stock upon conversion of the Securities;

(k)          To use its reasonable best efforts to list for quotation the Securities and the Underlying Securities on the Nasdaq Stock Market Inc.’s National Market (“NASDAQ”); and

(l)           Upon request of any Underwriter, to furnish, or cause to be furnished, to such Underwriter an electronic version of the Company’s trademarks, servicemarks and corporate logo for use on the website, if any, operated by such Underwriter for the purpose of facilitating the on-line offering of the Securities (the “License”); provided, however, that the License shall be used solely for the purpose described above, is granted without any fee and may not be assigned or transferred.

6.

(a)          (i) The Company represents and agrees that, other than the term sheet specified in Schedule II(c) prepared and filed pursuant to Section 5(a) hereof, without the prior consent of the Representatives, it has not made and will not make any offer relating to the Securities that would constitute a “free writing prospectus” as defined in Rule 405 under the Act;

(ii)           each Underwriter represents and agrees that, without the prior consent of the Company and the Representatives, other than the term sheet specified in Schedule II(c) hereto, it has not made and will not make any offer relating to the Securities that would constitute a free writing prospectus required to be filed with the Commission;

(iii)          any such free writing prospectus the use of which has been consented to by the Company, and the Representatives (including the term sheet specified in Schedule II(c) and filed pursuant to Section 5(a) hereof) is listed on Schedule II(a) or Schedule II(c) hereto; and

(b)          The Company has complied and will comply with the requirements of Rule 433 under the Act applicable to any Issuer Free Writing Prospectus, including timely filing with the Commission or retention where required and legending;

(c)         The Company agrees that if at any time following issuance of an Issuer Free Writing Prospectus or Written Testing-the-Waters Communication any event occurred or occurs as a result of which such Issuer Free Writing Prospectus or Written Testing-the-Waters Communication would conflict with the information in the Registration Statement, the Pricing Prospectus or the Prospectus or would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances then prevailing, not misleading, the Company will give prompt notice thereof to the Representatives and, if requested by the Representatives, will prepare and furnish without charge to each Underwriter an Issuer Free Writing Prospectus, Written Testing-the-Waters Communication or other document which will correct such conflict, statement or omission; provided, however, that this representation and warranty shall not apply to any statements or omissions in an Issuer Free Writing Prospectus made in reliance upon and in conformity with the Underwriter Information;

(d)          The Company represents and agrees that (i) it has not engaged in, or authorized any other person to engage in, any Testing-the-Waters Communications, other than Testing-the-Waters Communications with the prior consent of the Representatives with entities that the Company reasonably believes are qualified institutional buyers as defined in Rule 144A under the Act or institutions that are accredited investors as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Act; and (ii) it has not distributed, or authorized any other person to distribute, any Written Testing-the-Waters Communication, other than those distributed with the prior consent of the Representatives that are listed on Schedule II(d) hereto; and the Company reconfirms that the Underwriters have been authorized to act on its behalf in engaging in Testing-the-Waters Communications; and

(e)          Each Underwriter represents and agrees that any Testing-the-Waters Communications undertaken by it were with entities that such Underwriter reasonably believes are qualified institutional buyers as defined in Rule 144A under the Act or institutions that are accredited investors as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Act.

7.            The Company covenants and agrees with the several Underwriters that the Company will pay or cause to be paid the following: (i) the fees, disbursements and expenses of the Company's counsel and accountants in connection with the registration of the Securities and the Underlying Securities under the Act and all other expenses in connection with the preparation, printing, reproduction and filing of the Registration Statement, the Basic Prospectus, any Preliminary Prospectus, any Written Testing-the-Waters Communication, any Issuer Free Writing Prospectus and the Prospectus and amendments and supplements thereto and the mailing and delivering of copies thereof to the Underwriters and dealers; (ii) the cost of printing or producing any Agreement among Underwriters, this Agreement, the Indenture, the Blue Sky Memorandum, closing documents (including any compilations thereof) and any other documents in connection with the offering, purchase, sale and delivery of the Securities; (iii) all expenses in connection with the qualification of the Securities and the Underlying Securities for offering and sale under state securities laws as provided in Section 5(c) hereof, including the reasonable and customary fees and disbursements of counsel for the Underwriters in connection with such qualification and in connection with the Blue Sky survey; (iv) any fees charged by securities rating services for rating the Securities; (v) the filing fees incident to, and the reasonable and customary fees and disbursements of counsel for the Underwriters in connection with, any required review by the Financial Industry Regulatory Authority (“FINRA”) of the terms of the sale of the Securities; (vi) all fees and expenses in connection with the listing of the Underlying Securities on the NASDAQ; (vii) the cost of preparing the Securities; (viii) the fees and expenses of the Trustee and any agent of the Trustee and the fees and disbursements of counsel for the Trustee in connection with the Indenture and the Securities; and (ix) all other costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section. It is understood, however, that, except as provided in this Section, and Sections 9 and 12 hereof, the Underwriters will pay all of their own costs and expenses, including the fees of their counsel, transfer taxes on resale of any of the Securities by them, and any advertising expenses connected with any offers they may make.

8.            The obligations of the Underwriters hereunder, as to the Securities to be delivered at each Time of Delivery, shall be subject, in their discretion, to the condition that all representations and warranties and other statements of the Company herein are, at and as of the Applicable Time and such Time of Delivery, true and correct, the condition that the Company shall have performed all of its obligations hereunder theretofore to be performed, and the following additional conditions:

(a)           The Prospectus shall have been filed with the Commission pursuant to Rule 424(b) under the Act within the applicable time period prescribed for such filing by the rules and regulations under the Act and in accordance with Section 5(a) hereof; the term sheet specified in Schedule II(c) hereto, and any other material required to be filed by the Company pursuant to Rule 433(d) under the Act, shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or, to the knowledge of the Company, threatened by the Commission and no notice of objection of the Commission to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Act shall have been received; no stop order suspending or preventing the use of the Preliminary Prospectus, the Prospectus or any Issuer Free Writing Prospectus shall have been initiated or, to the knowledge of the Company, threatened by the Commission; and all requests for additional information on the part of the Commission shall have been complied with to your reasonable satisfaction;

(b)          Latham & Watkins LLP, counsel for the Underwriters, shall have furnished to you such written opinion or opinions, dated such Time of Delivery, in form and substance reasonably satisfactory to you, with respect to such matters as you may reasonably request, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters;

(c)          Wachtell, Lipton, Rosen & Katz, counsel for the Company, shall have furnished to you their written opinion (a form of such opinion is attached as Annex II(a) hereto), dated such Time of Delivery;

(d)          Ballard Spahr, Pennsylvania counsel for the Company, shall have furnished to you their written opinion (a form of such opinion is attached as Annex II(b) hereto), dated such Time of Delivery;

(e)           On the date of the Prospectus at a time prior to the execution of this Agreement, at 9:30 a.m., New York City time, on the effective date of any post-effective amendment to the Registration Statement filed subsequent to the date of this Agreement and also at each Time of Delivery in accordance with customary practices, Deloitte & Touche LLP shall have furnished to you a letter or letters, dated the respective dates of delivery thereof, in form and substance satisfactory to you, (the executed copy of the letter delivered prior to the execution of this Agreement is attached as Annex I hereto);

(f)            No event or condition of a type described in Section 1(g) hereof shall have occurred or shall exist, which event or condition is not described in each of the Pricing Prospectus and the Prospectus the effect of which in the judgment of the Representatives makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities on the terms and in the manner contemplated by this Agreement, the Pricing Prospectus and the Prospectus;

(g)          On or after the Applicable Time (i) no downgrading shall have occurred in the rating accorded the Company's debt securities or preferred stock by any “nationally recognized statistical rating organization”, as that term is defined by the Commission for purposes of Rule 436(g)(2) under the Act, and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Company's debt securities or preferred stock;

(h)          On or after the Applicable Time there shall not have occurred any of the following: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange; or on the NASDAQ; (ii) a suspension or material limitation in trading in the Company’s securities on the NASDAQ; (iii) a general moratorium on commercial banking activities declared by either Federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; (iv) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or (v) the occurrence of any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, if the effect of any such event specified in clause (iv) or (v) in your judgment makes it impracticable or inadvisable to proceed with the public offering or the delivery of the Securities being delivered at such Time of Delivery on the terms and in the manner contemplated in the Pricing Prospectus and the Prospectus;

(i)            [Reserved];

(j)            The Underlying Securities shall have been duly listed for quotation on NASDAQ;

(k)           The “lock-up” agreements, each substantially in the form of Annex IV hereto, between you and certain shareholders, officers and directors of the Company relating to sales and certain other dispositions of shares of Stock or certain other securities, delivered to you on or before the date hereof, shall be in full force and effect on the Closing Date or Additional Closing Date, as the case may be; and

(l)              The Representatives shall have received on and as of such Time of Delivery a certificate of an executive officer of the Company who has specific knowledge of the Company’s financial matters and is satisfactory to the Representatives (i) confirming that such officer has carefully reviewed the Pricing Prospectus and the Prospectus and, to the knowledge of such officer, the representations set forth in Sections 1(b)(B), (c) and (e) hereof are true and correct and (ii) confirming that the representations and warranties of the Company in this Agreement are true and correct in all respects and that the Company has complied with all agreements and satisfied all conditions on their part to be performed or satisfied hereunder at or prior to such Time of Delivery and (iii) to the effect set forth in paragraphs (f) and (g) above.

9.            (a)        The Company will indemnify and hold harmless each Underwriter against any losses, claims, damages or liabilities, joint or several, to which such Underwriter may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Basic Prospectus, any Preliminary Prospectus, the Pricing Prospectus or the Prospectus, or any amendment or supplement thereto, any Issuer Free Writing Prospectus, any “roadshow” as defined in Rule 433(h) under the Act (a “roadshow”), any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Act or any Testing-the-Waters Communication, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Underwriter for any legal or other expenses reasonably incurred by such Underwriter in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, the Basic Prospectus, any Preliminary Prospectus, the Pricing Prospectus or the Prospectus, or any amendment or supplement thereto, or any Issuer Free Writing Prospectus, any roadshow or any Testing-the-Waters Communication, in reliance upon and in conformity with the Underwriter Information.

(b)            Each Underwriter will indemnify and hold harmless the Company against any losses, claims, damages or liabilities to which the Company may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Basic Prospectus, any Preliminary Prospectus, the Pricing Prospectus or the Prospectus, or any amendment or supplement thereto, or any Issuer Free Writing Prospectus, or any roadshow, or any Testing-the-Waters Communication, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, the Basic Prospectus, any Preliminary Prospectus, the Pricing Prospectus or the Prospectus or any such amendment or supplement thereto, or any Issuer Free Writing Prospectus, or any roadshow or any Testing-the-Waters Communication, in reliance upon and in conformity with the Underwriter Information; and will reimburse the Company for any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such action or claim as such expenses are incurred. As used in this Agreement with respect to an Underwriter and an applicable document, “Underwriter Information” shall mean the written information furnished to the Company by such Underwriter through the Representatives expressly for use therein; it being understood and agreed upon that the only such information furnished by any Underwriter consists of the following information in the Prospectus furnished on behalf of each Underwriter: (i) the legal and marketing names of the Underwriters on the front cover page of the Pricing Prospectus and the Prospectus and in the table showing the principal amount of notes to be purchased by the Underwriters under the caption “Underwriting,” (ii) the information contained in the concession and reallowance figures appearing in the second paragraph under the caption “Underwriting—Underwriting Discounts and Expenses,” (iii) the first paragraph (excluding the second to last sentence of such paragraph), the second paragraph and the first and second sentences of the third paragraph under the caption “Underwriting—Price Stabilization and Short Positions” and (iv) the first sentence of the first paragraph under the caption “Underwriting—Certain Relationships.”

(c)          Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; provided that the failure to notify the indemnifying party shall not relieve it from any liability that it may have under the preceding paragraphs of this Section 9 except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under the preceding paragraphs of this Section 9. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party (not to be unreasonably delayed), be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. It is understood and agreed that the indemnifying party shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all indemnified parties, and that all such fees and expenses shall be reimbursed as they are incurred. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party. No indemnifying party shall, without the written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnification could have been sought hereunder by such indemnified party, unless such settlement (x) includes an unconditional release of such indemnified party, in form and substance reasonably satisfactory to such indemnified party, from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d)            If the indemnification provided for in this Section 9 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other from the offering of the Securities. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the Prospectus. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or the Underwriters on the other and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters' obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint.

(e)            The obligations of the Company under this Section 9 shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each employee, officer and director of each Underwriter, each person, if any, who controls any Underwriter within the meaning of the Act and each broker-dealer or other affiliate of any Underwriter; and the obligations of the Underwriters under this Section 9 shall be in addition to any liability which the respective Underwriters may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the Company (including any person who, with his or her consent, is named in the Registration Statement as about to become a director of the Company) and to each person, if any, who controls the Company within the meaning of the Act.

10.          (a)        If any Underwriter shall default in its obligation to purchase the Securities which it has agreed to purchase hereunder at a Time of Delivery, the non-defaulting Underwriter(s) may in its or their discretion arrange for you or another party or other parties to purchase such Securities on the terms contained herein. If within thirty six (36) hours after such default by any Underwriter you do not arrange for the purchase of such Securities, then the Company shall be entitled to a further period of thirty six (36) hours within which to procure another party or other parties satisfactory to the non-defaulting Underwriter(s) to purchase such Securities on such terms. In the event that, within the respective prescribed periods, the non-defaulting Underwriter(s) notify the Company that it or they have so arranged for the purchase of such Securities, or the Company notifies it or them that it has so arranged for the purchase of such Securities, such non-defaulting Underwriter(s) or the Company shall have the right to postpone such Time of Delivery for a period of not more than seven (7) days, in order to effect whatever changes may thereby be made necessary in the Registration Statement or the Prospectus, or in any other documents or arrangements, and the Company agrees to file promptly any amendments or supplements to the Registration Statement or the Prospectus which in your opinion may thereby be made necessary. The term “Underwriter” as used in this Agreement shall include any person substituted under this Section with like effect as if such person had originally been a party to this Agreement with respect to such Securities.

(b)       If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Underwriter or Underwriters by you and the Company as provided in subsection (a) above, the aggregate principal amount of such Securities which remains unpurchased does not exceed one-eleventh (1/11th) of the aggregate principal amount of all the Securities to be purchased at such Time of Delivery, then the Company shall have the right to require each non-defaulting Underwriter to purchase the principal amount of Securities which such Underwriter agreed to purchase hereunder at such Time of Delivery and, in addition, to require each non-defaulting Underwriter to purchase its pro rata share (based on the principal amount of Securities which such Underwriter agreed to purchase hereunder) of the Securities of such defaulting Underwriter or Underwriters for which such arrangements have not been made; but nothing herein shall relieve a defaulting Underwriter from liability for its default.

(c)       If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Underwriter or Underwriters by you and the Company as provided in subsection (a) above, the aggregate principal amount of Securities which remains unpurchased exceeds one-eleventh (1/11th) of the aggregate number of all the Securities to be purchased at such Time of Delivery, or if the Company shall not exercise the right described in subsection (b) above to require non-defaulting Underwriters to purchase Securities of a defaulting Underwriter or Underwriters, then this Agreement (or, with respect to the Second Time of Delivery, the obligations of the Underwriters to purchase and of the Company to sell the Optional Securities) shall thereupon terminate, without liability on the part of any non-defaulting Underwriter or the Company, except for the expenses to be borne by the Company and the Underwriters as provided in Section 7 hereof and the indemnity and contribution agreements in Section 9 hereof; but nothing herein shall relieve a defaulting Underwriter from liability for its default.

11.          The respective indemnities, agreements, representations, warranties and other statements of the Company and the several Underwriters, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of any Underwriter or any controlling person of any Underwriter, or the Company, or any officer or director or controlling person of the Company, and shall survive delivery of and payment for the Securities.

12.          If this Agreement shall be terminated pursuant to Section 10 hereof, the Company shall not then be under any liability to any Underwriter except as provided in Sections 7 and 9 hereof; but, if for any other reason, any of the Securities are not delivered by or on behalf of the Company as provided herein (other than solely by reason of a default by the Underwriters of their obligations hereunder after all conditions hereunder have been satisfied in accordance herewith), the Company will reimburse the Underwriters through you for all out of pocket expenses approved in writing by you, including fees and disbursements of counsel, reasonably incurred by the Underwriters in making preparations for the purchase, sale and delivery of the Securities not so delivered, but the Company shall then be under no further liability to any Underwriter except as provided in Sections 7 and 9 hereof.

13.          In all dealings hereunder, you shall act on behalf of each of the Underwriters, and the parties hereto shall be entitled to act and rely upon any statement, request, notice or agreement on behalf of any Underwriter made or given by you.

All statements, requests, notices and agreements hereunder shall be in writing, and if to the Underwriters shall be delivered or sent by mail, telex or facsimile transmission to Goldman Sachs & Co. LLC at 200 West Street, New York, New York 10282-2198, Attention: Registration Department; to BofA Securities, Inc. at One Bryant Park, New York, New York 10036, attention of Syndicate Department (facsimile: (646) 855-3073), with a copy to ECM Legal (facsimile: (212) 230-8730); and if to the Company shall be delivered or sent by mail, telex or facsimile transmission to the address of the Company set forth in the Registration Statement, Attention: Secretary; provided, however, that any notice to an Underwriter pursuant to Section 9(c) hereof shall be delivered or sent by mail, telex or facsimile transmission to such Underwriter at its address set forth in its Underwriters' Questionnaire, or telex constituting such Questionnaire, which address will be supplied to the Company by you upon request. Any such statements, requests, notices or agreements shall take effect upon receipt thereof.

In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

14.          This Agreement shall be binding upon, and inure solely to the benefit of, the Underwriters, the Company and, to the extent provided in Sections 9 and 11 hereof, the officers and directors of the Company and each person who controls the Company or any Underwriter, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Securities from any Underwriter shall be deemed a successor or assign by reason merely of such purchase.

15.          Time shall be of the essence of this Agreement. As used herein, the term “business day” shall mean any day when the Commission's office in Washington, D.C. is open for business.

16.          The Company acknowledges and agrees that (i) the purchase and sale of the Securities pursuant to this Agreement is an arm's-length commercial transaction between the Company, on the one hand, and the several Underwriters, on the other, (ii) in connection therewith and with the process leading to such transaction each Underwriter is acting solely as a principal and not the agent or fiduciary of the Company, (iii) no Underwriter has assumed an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Company on other matters) or any other obligation to the Company except the obligations expressly set forth in this Agreement and (iv) the Company has consulted its own legal and financial advisors to the extent it deemed appropriate. The Company agrees that it will not claim that the Underwriters, or any of them, has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

17.          This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Underwriters, or any of them, with respect to the subject matter hereof.

18.          This Agreement and any transaction contemplated by this Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws that would result in the application of any other law than the laws of the State of New York. The Company agrees that any suit or proceeding arising in respect of this Agreement or any transaction contemplated by this Agreement will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in The City and County of New York and the Company agrees to submit to the jurisdiction of, and to venue in, such courts.

19.          The Company and each of the Underwriters hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

20.          This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument.

21.          Notwithstanding anything herein to the contrary, the Company (and the Company’s employees, representatives, and other agents) is authorized to disclose to any persons the “tax treatment” and “tax structure” (as those terms are defined in Treasury Regulations Section 1.6011-4(c)) of the potential transaction and all materials of any kind (including tax opinions and other tax analyses) provided to the Company relating to that treatment and structure, without the Underwriters’ imposing any limitation of any kind. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws.

22.          Recognition of the U.S. Special Resolution Regimes.

(a)          In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)           In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

(c)           As used in this section:

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following:

(i)            a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)           a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)          a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

If the foregoing is in accordance with your understanding, please sign and return to us counterparts hereof, and upon the acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is pursuant to the authority set forth in a form of agreement among the Underwriters, the form of which shall be submitted to the Company for examination upon request, but without warranty on your part as to the authority of the signers thereof.

Very truly yours,

Penn National Gaming, Inc.

By:	/s/ Carl Sottosanti
Name: Carl Sottosanti
Title: Executive Vice President, General Counsel and Secretary

Accepted as of the date hereof:

Goldman Sachs & Co. LLC

By:	/s/ Matthew Leavitt
Name: Matthew Leavitt
Title: Managing Director

BofA Securities, Inc.

By:	/s/ Evan Ladouceur
Name: Evan Ladouceur
Title: Managing Director

On behalf of each of the Underwriters

SCHEDULE I

Underwriter	Total Number of Firm Securities to be Purchased	Number of Optional Securities to be Purchased if Maximum Option Exercised
Goldman Sachs & Co. LLC	$102,000,000	$15,300,000
BofA Securities, Inc	85,500,000	12,825,000
J.P. Morgan Securities LLC	25,500,000	3,825,000
Fifth Third Securities, Inc.	15,000,000	2,250,000
Wells Fargo Securities, LLC	15,000,000	2,250,000
SunTrust Robinson Humphrey, Inc.	15,000,000	2,250,000
Barclays Capital Inc.	6,000,000	900,000
Citizens Capital Markets, Inc.	6,000,000	900,000
Macquarie Capital (USA) Inc.	6,000,000	900,000
Morgan Stanley & Co. LLC	6,000,000	900,000
Stifel, Nicolaus & Company, Incorporated	6,000,000	900,000
TD Securities (USA) LLC	6,000,000	900,000
U.S. Bancorp Investments, Inc.	6,000,000	900,000
Total	$300,000,000	$45,000,000

SCHEDULE II

(a) Issuer Free Writing Prospectuses not included in the Pricing Disclosure Package:

Electronic roadshow dated May 11, 2020

(b) Additional Documents Incorporated by Reference:

[None]

(c) Information other than the Pricing Prospectus that comprises the Pricing Disclosure Package:

Pricing Term Sheet dated May 11, 2020 [attached]

(d) Written Testing-the-Waters Communications

Electronic roadshow dated May 10, 2020

PRICING TERM SHEET	Issuer Free Writing Prospectus
Dated May 11, 2020	Filed Pursuant to Rule 433
Registration File No. 333-238149
Relating to the
Preliminary Prospectus Supplement
Dated May 11, 2020
(To Prospectus Dated May 11, 2020)

Penn National Gaming, Inc.

Offering of

$300,000,000 Aggregate Principal Amount of

2.75% Convertible Senior Notes due 2026

The information in this pricing term sheet supplements Penn National Gaming, Inc.’s preliminary prospectus supplement, dated May 11, 2020 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein, and the base prospectus dated May 11, 2020, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, relating to an offering of convertible senior notes due 2026 (the “Notes Offering”), and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. Terms used, but not defined, in this pricing term sheet have the respective meanings set forth in the Preliminary Prospectus Supplement. As used in this pricing term sheet, “we,” “our” and “us” refer to Penn National Gaming, Inc. and not to its subsidiaries. Penn National Gaming, Inc. has increased the size of the Notes Offering to $300,000,000 (or $345,000,000 if the underwriters’ over-allotment option is exercised in full). The final prospectus, dated May 11, 2020, relating to the Notes Offering will reflect conforming changes relating to such increase in the size of the Notes Offering. Additionally, Penn National Gaming, Inc. has increased the size of the Concurrent Common Stock Offering described in the Preliminary Offering Prospectus to an aggregate offering size of $300,000,000 (or $45 million of additional Common Stock at the public offering price specified below if the underwriters in the Concurrent Common Stock Offering exercise their option to purchase additional shares of Common Stock in full). The final prospectus, dated May 11, 2020, relating to the Concurrent Common Stock Offering will reflect conforming changes relating to such increase in the aggregate size of the Concurrent Common Stock Offering.

Issuer	Penn National Gaming, Inc.

Ticker / Exchange for
Common Stock	PENN / NASDAQ Global Select Market (“NASDAQ”).

Trade Date	May 12, 2020.

Settlement Date	May 14, 2020 (T+2).

Notes	2.75% convertible senior notes due 2026 (the “Notes”).

Principal Amount	$300,000,000 (or, if the underwriters fully exercise their over-allotment option, $345,000,000) aggregate principal amount of Notes.

Public Offering Price	100% of the principal amount of the Notes, plus accrued interest, if any, from the Settlement Date.

Underwriting Discount	2.5% of the principal amount of the Notes, or $7,500,000 in the aggregate (or $8,625,000 in the aggregate, if the underwriters fully exercise their over-allotment option).

Maturity	May 15, 2026, unless earlier repurchased, redeemed or converted.

Stated Interest Rate	2.75% per annum.

Interest Payment Dates	May 15 and November 15 of each year, beginning on November 15, 2020.

Record Dates	May 1 and November 1.

Last Reported Sale Price per
Share of Common Stock on
NASDAQ on
May 11, 2020	$18.66.

Public Offering Price of the
Concurrent Common Stock
Offering	$18.00.

Conversion Premium	Approximately 30.0% above the Public Offering Price of the Concurrent Common Stock Offering.

Initial Conversion Price	Approximately $23.40 per share of our Common Stock.

Initial Conversion Rate	42.7350 shares of our Common Stock per $1,000 principal amount of Notes.

Optional Redemption	We may not redeem the Notes at our option at any time before November 20, 2023. The Notes will be redeemable, in whole or in part, at our option at any time, and from time to time, on or after November 20, 2023 and on or before the 45th scheduled trading day immediately before the date of Maturity, at a cash redemption price equal to the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date, but only if the last reported sale price per share of our Common Stock exceeds 130% of the conversion price on (1) each of at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date we send the related redemption notice; and (2) the trading day immediately before the date we send such notice. In addition, calling any Note for redemption will constitute a make-whole fundamental change with respect to that Note, in which case the conversion rate applicable to the conversion of that Note will be increased in certain circumstances if it is converted after it is called for redemption. See “Description of Notes — Optional Redemption” and “Description of Notes—Conversion Rights—Increase in Conversion Rate in Connection with a Make-Whole Fundamental Change” in the Preliminary Prospectus Supplement.

Use of Proceeds	We estimate that the proceeds from this offering will be approximately $291.8 million (or approximately $335.7 million if the underwriters exercise their over-allotment option in full), after deducting fees and estimated expenses. We intend to use the net proceeds of the Notes Offering and the Concurrent Common Stock Offering for general corporate purposes.

Concurrent Common Stock
Offering	Concurrently with the Notes Offering, we are conducting a public offering of Common Stock having an aggregate gross offering price of $300 million (or $45 million of additional Common Stock from us at the public offering price, less the underwriting discount, if the underwriters in the Concurrent Common Stock Offering exercise their option to purchase additional shares of Common Stock in full). Neither the completion of the Notes Offering nor the Concurrent Common Stock Offering is contingent on the completion of the other, so it is possible that the Notes Offering occurs and the Concurrent Common Stock Offering does not occur, and vice versa. See “Concurrent Common Stock Offering” in the Preliminary Prospectus Supplement.

Joint Book-Running Managers	Goldman Sachs & Co. LLC
BofA Securities, Inc.

Book-Running Managers	J.P. Morgan Securities LLC
Fifth Third Securities, Inc.
Wells Fargo Securities, LLC

Co-Managers	SunTrust Robinson Humphrey, Inc.
Barclays Capital Inc.
Citizens Capital Markets, Inc.
Macquarie Capital (USA) Inc.
Morgan Stanley & Co. LLC
Stifel, Nicolaus & Company, Incorporated
TD Securities (USA) LLC
U.S. Bancorp Investments, Inc.

CUSIP / ISIN Numbers	707569 AU3 / US707569AU31.

Increase to Conversion Rate in
Connection with a
Make-Whole Fundamental
Change	If a make-whole fundamental change occurs and the conversion date for the conversion of a Note occurs during the related make-whole fundamental change conversion period, then, subject to the provisions described in the Preliminary Prospectus Supplement under the caption “Description of Notes—Conversion Rights—Increase in Conversion Rate in Connection with a Make-Whole Fundamental Change,” the conversion rate applicable to such conversion will be increased by a number of shares set forth in the table below corresponding (after interpolation, as described below) to the make-whole fundamental change effective date and the stock price of such make-whole fundamental change:

Make-Whole Fundamental	Stock Price
Change Effective Date	$18.00	$20.00	$23.40	$25.00	$30.42	$40.00	$50.00	$60.00	$75.00	$100.00	$125.00	$175.00	$225.00
May 14, 2020	12.8205	11.2575	8.6821	7.7776	5.6114	3.5760	2.4922	1.8590	1.2907	0.7765	0.4882	0.1713	0.0000
May 15, 2021	12.8205	10.9790	8.2671	7.3308	5.1364	3.1638	2.1650	1.6020	1.1093	0.6710	0.4262	0.1564	0.0000
May 15, 2022	12.8205	10.5920	7.7184	6.7480	4.5385	2.6693	1.7866	1.3118	0.9084	0.5542	0.3561	0.1358	0.0000
May 15, 2023	12.8205	10.0945	7.0132	6.0032	3.7965	2.0900	1.3634	0.9967	0.6943	0.4294	0.2794	0.1105	0.0000
May 15, 2024	12.8205	9.4280	6.0538	4.9976	2.8429	1.4153	0.9038	0.6658	0.4719	0.2974	0.1959	0.0802	0.0000
May 15, 2025	12.8205	8.4400	4.5662	3.4660	1.5516	0.6668	0.4366	0.3332	0.2425	0.1554	0.1033	0.0437	0.0000
May 15, 2026	12.8205	7.2650	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

If such make-whole fundamental change effective date or stock price is not set forth in the table above, then:

•	if such stock price is between two stock prices in the table above or the make-whole fundamental change effective date is between two dates in the table above, then the number of additional shares will be determined by straight-line interpolation between the numbers of additional shares set forth for the higher and lower stock prices in the table above or the earlier and later dates in the table above, based on a 365- or 366-day year, as applicable; and

•	if the stock price is greater than $225.00 (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above are adjusted, as described in the Preliminary Prospectus Supplement under the caption “Description of Notes—Conversion Rights—Increase in Conversion Rate in Connection with a Make-Whole Fundamental Change—Adjustment of Stock Prices and Number of Additional Shares”), or less than $18.00 (subject to adjustment in the same manner), per share, then no additional shares will be added to the conversion rate.

Notwithstanding anything to the contrary, in no event will the conversion rate be increased to an amount that exceeds 55.5555 shares of our common stock per $1,000 principal amount of Notes, which amount is subject to adjustment in the same manner as, and at the same time and for the same events for which, the conversion rate is required to be adjusted pursuant to the provisions described in the Preliminary Prospectus Supplement under the caption “Description of Notes—Conversion Rights—Conversion Rate Adjustments—Generally.”

* * *

We have filed a registration statement (including the Preliminary Prospectus Supplement, dated May 11, 2020 and an accompanying prospectus, dated May 11, 2020) with the Securities and Exchange Commission (the “SEC”) for the Notes Offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus Supplement and the accompanying prospectus in that registration statement and other documents we have filed with the SEC for more complete information about the Issuer, the Notes Offering and the Concurrent Common Stock Offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any underwriter or any dealer participating in the Notes Offering will arrange to send you the Preliminary Prospectus Supplement and prospectus upon request to Goldman Sachs & Co. LLC at Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing Prospectus-ny@ny.email.gs.com or BofA Securities, Inc. at BofA Securities, Inc., 200 North College Street NC1-004-03-43, Charlotte, NC 28255-0001 Attn: Prospectus Department, Toll-free: 1-800-294-1322, E-mail: dg.prospectus_requests@bofa.com.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

SCHEDULE III

SIGNIFICANT SUBSIDIARIES

1.	Alton Casino, LLC
2.	Ameristar Casino Black Hawk, LLC
3.	Ameristar Casino Council Bluffs, LLC
4.	Ameristar Casino East Chicago, LLC
5.	Ameristar East Chicago Holdings, LLC
6.	BCV (Intermediate), LLC
7.	Boomtown, LLC
8.	Bossier Casino Venture, LLC
9.	BSLO, LLC
10.	Central Ohio Gaming Ventures, LLC
11.	CRC Holdings, Inc.
12.	Dayton Real Estate Ventures, LLC
13.	Delvest, LLC
14.	Greektown Casino, L.L.C.
15.	Greektown Holdings, L.L.C.
16.	HC Aurora, LLC
17.	HC Bangor, LLC
18.	HC Joliet, LLC
19.	HWCC-Tunica, LLC
20.	Hollywood Casinos, LLC
21.	Illinois Gaming Investors LLC
22.	Indiana Gaming Company, LLC
23.	Kansas Entertainment, LLC
24.	Louisiana-I Gaming, a Louisiana Partnership in Commendam
25.	LVGV, LLC
26.	Maryland Gaming Ventures, Inc.
27.	Massachusetts Gaming Ventures, LLC
28.	Mountainview Thoroughbred Racing Association, LLC
29.	Penn Hollywood Kansas, Inc.
30.	Penn Interactive Ventures, LLC
31.	Penn National Holdings, LLC
32.	Penn National Turf Club, LLC
33.	Penn Tenant, LLC
34.	Penn Tenant II, LLC
35.	Penn Tenant III, LLC
36.	Pinnacle Entertainment, Inc.
37.	Pinnacle MLS, LLC
38.	Plainville Gaming and Redevelopment, LLC
39.	PNGI Charles Town Gaming, LLC
40.	PNK (Baton Rouge) Partnership
41.	PNK (LAKE CHARLES), L.L.C.
42.	PNK (River City), LLC
43.	PNK Development 9, LLC

44.	PNK Development 33, LLC
45.	PNK Vicksburg, LLC
46.	RIH Acquisitions MS II, LLC
47.	St. Louis Gaming Ventures, LLC
48.	The Missouri Gaming Company, LLC
49.	Toledo Gaming Ventures, LLC
50.	Tropicana Las Vegas Hotel and Casino, Inc.
51.	Tropicana Intermediate Holdings Inc.
52.	Tropicana Las Vegas, Inc.
53.	Washington Trotting Association, LLC
54.	Youngstown Real Estate Ventures, LLC
55.	Zia Park LLC